UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 8, 2016

FS Investment Corporation

(Exact name of Registrant as specified in its charter)

Maryland	814-00757	26-1630040
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

201 Rouse Boulevard Philadelphia, Pennsylvania	19112
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 495-1150

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 8, 2016, FS Investment Corporation (the “Company”) issued an additional $80 million aggregate principal amount of its 4.250% notes due 2020 (the “Add-On Notes”). The Add-On Notes were issued as additional notes under the Second Supplemental Indenture, dated December 3, 2014, between the Company and U.S. Bank National Association (the “Trustee”), to the Base Indenture, dated July 14, 2014, between the Company and the Trustee (the “Base Indenture”, and together with the Second Supplemental Indenture, the “Indenture”), pursuant to which the Company previously issued $325 million aggregate principal amount of its 4.250% notes due 2020 (the “Existing Notes”, and together with the Add-On Notes, the “Notes”). The Add-On Notes are being treated as a single series with the Existing Notes under the Indenture and for U.S. federal income tax purposes. The Add-On Notes have identical terms as the Existing Notes, other than the issue date and offering price. The Add-On Notes have the same CUSIP number and are fungible and rank equally with the Existing Notes.

The Add-On Notes will mature on January 15, 2020 and may be redeemed in whole or in part at the Company’s option at any time or from time to time at the redemption prices set forth in the Indenture. The Add-On Notes bear interest at a rate of 4.250% per year until maturity. Interest on the Add-On Notes will accrue from July 15, 2016. Interest will be payable semi-annually in arrears on January 15th and July 15th of each year, commencing on January 15, 2017. The Add-On Notes are general unsecured obligations of the Company that rank senior in right of payment to all of the Company’s existing and future indebtedness that is expressly subordinated in right of payment to the Add-On Notes, rank pari passu with all existing and future unsecured unsubordinated indebtedness issued by the Company, rank effectively junior to any of the Company’s secured indebtedness (including unsecured indebtedness that the Company later secures) to the extent of the value of the assets securing such indebtedness, and rank structurally junior to all existing and future indebtedness (including trade payables) incurred by the Company’s subsidiaries, financing vehicles or similar facilities.

The Indenture contains certain covenants, including covenants requiring the Company to comply with the asset coverage requirements of Section 18(a)(1)(A) of the Investment Company Act of 1940, as amended (the “1940 Act), as modified by Section 61(a)(1) of the 1940 Act, whether or not it is subject to those requirements, and to provide financial information to the holders of the Notes and the Trustee if the Company is no longer subject to the reporting requirements under the Securities Exchange Act of 1934, as amended. These covenants are subject to important limitations and exceptions that are described in the Indenture.

In addition, on the occurrence of a “change of control repurchase event,” as defined in the Indenture, the Company will generally be required to make an offer to purchase the outstanding Notes at a price equal to 100% of the principal amount of such Notes plus accrued and unpaid interest to the repurchase date.

The Add-On Notes were offered and sold in an offering registered under the Securities Act of 1933, as amended, pursuant to the Registration Statement on Form N-2 (File No. 333-205180), the prospectus supplement dated December 1, 2016, and the pricing term sheet filed with the U.S. Securities and Exchange Commission (the “SEC”) on December 1, 2016. The transaction closed on December 8, 2016. The net proceeds to the Company were approximately $79.4 million, after deducting the underwriting discounts and commissions of approximately $720,000 payable by the Company and estimated offering expenses of approximately $350,000 payable by the Company. The Company expects to use the net proceeds to repay outstanding indebtedness under its financing arrangements.

The foregoing description of the Add-On Notes does not purport to be complete and is qualified in its entirety by reference to the full text of the Second Supplemental Indenture and the accompanying Form of 4.250% Notes due 2020, respectively, filed as Exhibits 4.1 and 4.2 to the Company’s Current Report on Form 8-K filed with the SEC on December 3, 2014 and incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FS Investment Corporation

Date: December 8, 2016	By:	/s/ Stephen Sypherd
Stephen Sypherd
Vice President